UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2009

MACQUARIE INFRASTRUCTURE COMPANY LLC
 (Exact name of registrant as specified in its charter)

Delaware	001-32384	43-2052503
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

125 West 55th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 231-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This filing contains forward-looking statements. We may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: changes in general economic or business conditions, our ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement our strategy, our shared decision-making with co-investors over investments including the distribution of dividends, our regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs, our ability to recover increases in costs from customers, reliance on sole or limited source suppliers, foreign exchange fluctuations, risks or conflicts of interests involving our relationship with the Macquarie Group and changes in U.S. federal tax law.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates.

Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.
(a)

On November 20, 2009, Macquarie Infrastructure Company LLC, through a wholly-owned subsidiary ("MIC"), entered into a Purchase Agreement with John Hancock Life Insurance Company and John Hancock Life Insurance Company (U.S.A.) (collectively “John Hancock”).

The Purchase Agreement provides for the purchase by John Hancock of 49.99% of the membership interests in a to-be-formed limited liability company (the “Company”) that will indirectly hold MIC’s district energy business for a purchase price of $29.5 million.  In addition, MIC will be entitled to receive, on a priority basis out of future distributions by the Company, substantially all of the cash and cash equivalents on the Company’s consolidated balance sheet as of the closing date under the Purchase Agreement, or “Closing Cash.” MIC expects to incur approximately $3.0 million in transaction costs.

MIC intends to use the net proceeds of the sale together with then existing cash on hand to repay its holding company revolving credit facility. MIC had $66.4 million of debt outstanding at September 30, 2009 under this facility, which matures March 31, 2010.

Subject to the satisfaction of the conditions precedent in the Purchase Agreement, including a limited number of contractual and regulatory consents and certain other customary closing conditions, MIC expects to close the transaction no later than January 2010. The existing credit facility with respect to MIC’s district energy business will remain in place following the closing and consent of the lenders under that facility is not required for MIC to consummate the transaction. The Purchase Agreement limits MIC’s indemnification obligations to John Hancock in the event of a breach of MIC’s representations, warranties and covenants to $4.425 million, with limited exceptions.

Under the Purchase Agreement, MIC and John Hancock have agreed to amend and restate the Company’s Operating Agreement, or LLC Agreement, to set forth the rights and obligations of each member of the Company. The LLC Agreement provides that all “Available Cash” will be distributed pro rata to the members on a quarterly basis, following the payment of the closing cash to MIC. “Available Cash” is calculated as cash from operating activities plus cash from investing activities (excluding debt funded capital expenditures, and acquisitions net of cash) plus net debt proceeds minus distributions paid to minority shareholders of the Nevada district energy business. The distribution of Available Cash may be reduced to comply with any contractual or legal limitations, including restrictions on distributions contained in the business’s credit facility, and to provide for reserves for working capital requirements.

The LLC Agreement provides that MIC, through a to-be-formed wholly-owned limited liability company, will act in the capacity of managing member of the Company. Certain significant decisions would require the vote of the Company’s members representing a 75% (or 90% in some cases) percentage ownership of the Company. The LLC Agreement also contains certain other customary rights and restrictions relating to transfers by members of their interests in the Company.

Macquarie Capital (USA) Inc. ("MCUSA") is acting as financial advisor to MIC in connection with the transaction.  MCUSA is a subsidiary of Macquarie Bank Limited, the parent company of MIC's Manager.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

Date: November 25, 2009	By:	/s/ James Hooke
Name: James Hooke
Title: Chief Executive Officer